UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement with Charles S. Rhoades

On January 10, 2011, Satcon Technology Corporation (the “Company”) entered into an amendment to its existing Employment Offer Letter dated as of May 1, 2008 (the “Employment Agreement”) with its President and Chief Executive Officer, Charles S. Rhoades (the “Amendment”). The Amendment clarifies that Mr. Rhoades is entitled to severance and benefits immediately following a Constructive Termination (as defined in the Employment Agreement), whether or not a Change of Control (as defined in the Employment Agreement) transaction has occurred, and that any release he is required to enter into as a condition to receiving his severance award does not affect his outstanding stock options. This clarification conforms Mr. Rhoades’ Employment Agreement to certain terms contained in the employment agreement that the Company has previously entered into with its Chief Financial Officer, Mr. Donald R. Peck.  The Amendment further clarifies that, upon the occurrence of a Change of Control transaction, all unvested shares under any stock options (and not just the inducement award granted pursuant to the Employment Agreement) that Mr. Rhoades has been or will be awarded will vest and that he will be afforded the right to exercise such options at or prior to the closing of the Change of Control transaction.  If he chooses not to exercise, such options will be accorded the same treatment in the Change of Control transaction as are options outstanding under the Company’s 2005 Incentive Compensation Plan.  This provision makes clear that Mr. Rhoades will be entitled to treat all of his stock options similarly in the event of a Change of Control transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: January 12, 2011	By:	/s/ Donald R. Peck
Donald R. Peck
Chief Financial Officer